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                                                                    EXHIBIT 99.1


                                                                  (COMPANY LOGO)


CONTACT:   Cory B. Armand
           (504) 834-4392

                    ORTHODONTIC CENTERS OF AMERICA ANNOUNCES
                       ADOPTION OF STOCKHOLDER RIGHTS PLAN

         Metairie, Louisiana (March 3, 2004) -- Orthodontic Centers of America, Inc. (NYSE: OCA) announced today that its Board of Directors has adopted a stockholder rights plan. The rights plan is designed to ensure that all OCA stockholders will receive fair and equal treatment in the event of an unsolicited attempt to acquire OCA. The adoption of the rights plan is intended to deter partial tender offers or other coercive takeover tactics and to prevent an acquirer from gaining control of OCA without offering a fair price to all of OCA's stockholders.

         To implement the rights plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right per share of common stock, payable to all stockholders of record as of March 3, 2004. The rights were distributed as a non-taxable dividend and will expire on March 2, 2014. The rights will automatically trade with the underlying OCA common stock, and no separate preferred stock purchase rights certificates will be distributed. The rights to acquire preferred stock are not immediately exercisable and will become exercisable only if a person or group acquires or commences a tender offer for 20% or more of OCA common stock.

         If a person or group acquires or commences a tender offer for 20% or more of OCA's common stock, each holder of these rights, except the acquirer, will be entitled to exercise a right for one one-thousandth of a share of OCA's newly-created Series A Junior Participating Preferred Stock at an exercise price of $40.00 or a number of shares of OCA common stock equal to twice the exercise price of the rights divided by the market value of OCA's common stock at the time of such acquisition. In addition, in the event of certain business combinations, the rights permit their holders to purchase the number of shares of the acquirer's common stock equal to twice the exercise price of the rights divided by the market value of the acquirer's common stock at the time of such acquisition. The effect will be to discourage acquisitions of 20% or more of OCA's common stock without first negotiating with OCA's Board of Directors.

         OCA's Board of Directors may terminate the rights plan at any time or redeem the rights for $0.00001 per right at any time before a person acquires 20% or more of OCA's common stock.

         Orthodontic Centers of America, Inc., founded in 1985, is the leading provider of business services to orthodontists and pediatric dentists. The Company's approximately 365 affiliated practices provide treatment to over 490,000 patients throughout the United States and in Japan, Mexico, Spain and Puerto Rico. For additional information on Orthodontic Centers of America, Inc., visit the Company's web site: http://www.4braces.com.


Certain statements contained in this release may not be based on historical facts and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology, such as "will." These forward-looking statements include, without limitation, those relating to the preferred stock purchase rights and the effects of adopting the stockholder rights plan. We caution you not to place undue reliance on the forward-looking statements contained in this release in that actual results could differ materially from those indicated in such forward-looking statements, due to a variety of factors. Those factors include, but are not limited to, the extent to which potential acquirers are influenced by our implementation of a stockholder rights plan, the potential future exercise of the preferred stock purchase rights, potential disruption of the Company's relationships with its




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affiliated practices or loss of a significant number of the Company's affiliated practitioners, and other risks detailed from time to time in the Company's releases, Annual Report on Form 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.






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